Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation or organization
Ambar Lone Star Fluid Services LLC	Texas
Drilling Technologies 1 LLC	Delaware
Drilling Technologies 2 LLC	Delaware
Patterson Petroleum LLC	Texas
Patterson UTI Energy Arabia DMCC	UAE
Patterson UTI International Saudi Arabia Limited	Kingdom of Saudi Arabia
Patterson-UTI Drilling Canada Limited	Nova Scotia
Patterson-UTI Drilling Company LLC	Texas
Patterson-UTI Drilling International, Inc.	Delaware
Patterson-UTI International (Netherlands) Coöperatief U.A.	The Netherlands
Patterson-UTI International Holdings (BVI) Limited	British Virgin Islands
Patterson-UTI International Holdings (Netherlands) One B.V.	The Netherlands
Patterson-UTI International Holdings (Netherlands) Two B.V.	The Netherlands
Patterson-UTI International Holdings GP (BVI), Inc.	British Virgin Islands
Patterson-UTI International Holdings GP 1 LLC	Delaware
Patterson-UTI International Holdings, Inc.	Delaware
Patterson-UTI International (India) B.V.	The Netherlands
Patterson-UTI International (Kuwait) Limited	British Virgin Islands
Patterson-UTI Management Services, LLC	Delaware
PTEN International Holdings (Netherlands) 1 C.V.	The Netherlands
PTEN International Leasing (Netherlands) 2 C.V.	The Netherlands
Pyramid Merger Sub, Inc.	Delaware
Universal Pressure Pumping, Inc.	Delaware
Universal Well Services, Inc.	Delaware
Warrior Rig Technologies Limited	Alberta
Warrior Rig Technologies US LLC	Delaware